EXHIBIT 4.1.1

AMENDMENT NO. 1 TO AMENDED AND RESATED

CREDIT AND GUARANTY AGREEMENT

This Amendment No. 1 to Amended and Restated Credit and Guaranty Agreement (this “Amendment”), dated as of June 30, 2006, is made by Sanmina-SCI Corporation, a Delaware corporation (the “Company”), each of the subsidiaries of the Company listed on the signature pages hereto (the “Guarantors”), the Lenders party hereto, Citibank, N.A., as Collateral Agent (the “Collateral Agent”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).

RECITALS

Reference is hereby made to the Amended and Restated Credit and Guaranty Agreement, dated as of December 16, 2005, entered into by and among the Company, certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto, Bank of America, N.A., as Initial Issuing Bank, Citicorp USA, Inc., as Syndication Agent, The Bank of Nova Scotia, Deutsche Bank Trust Company Americas and KeyBank National Association, as Co-Documentation Agents, Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Book Managers and Joint Lead Arrangers, the Administrative Agent and the Collateral Agent (the “Credit Agreement”).

The Company has requested that the Lenders agree to certain amendments to the Credit Agreement as set forth herein and the Lenders desire to agree to such amendments.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

 1. Definitions.  Unless otherwise expressly defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as so defined.  Unless otherwise expressly stated herein, all Section and Article references herein shall refer to Sections and Articles of the Credit Agreement.

2. Amendment to Definitions.  (a)  Section 1.1 is amended by amending and restating the definition of Current Book Value in its entirety as follows:

“Current Book Value” means, as of any date of determination, the sum of (a) the book value of the Company’s and the Guarantor’s receivables as of the end of the Company’s Fiscal Quarter ended immediately prior to such date of determination plus (b) the aggregate face amount of receivables sold by the Company and the Guarantors pursuant to Section 6.8(e) and outstanding as of the end of the Company’s Fiscal Quarter ended immediately prior to such date of determination.

(b)                                 Section 1.1 is amended by amending and restating the definition of Fixed Charge Coverage Ratio in its entirety as follows:

“Fixed Charge Coverage Ratio” means, for any period and in respect of Company and its Subsidiaries on a consolidated basis, the ratio of (a) the amount equal to the sum of (i) EBITDA for the period of four consecutive Fiscal Quarters then ending less (ii) Consolidated Capital Expenditures during such four consecutive Fiscal Quarter period minus the proceeds received by Company and its Subsidiaries from the sale of property, plant and equipment during such four consecutive Fiscal Quarter period up to $30,000,000, to (b) the sum of (i) Interest Expense paid during such four consecutive Fiscal Quarter period excluding any interest which according to its terms is not required to be paid in cash, any interest paid in respect of the Excluded Debt Amount and amortization amounts in respect of costs incurred in connection with the issuance of any Indebtedness permitted hereunder, (ii) (A) Taxes paid during such four consecutive Fiscal Quarter period excluding any Taxes not paid in cash less (B) cash Tax refunds received during such four consecutive Fiscal Quarter period, and (iii) scheduled repayments of Senior Indebtedness (including in respect of Capital Leases but excluding any repayments in respect of Convertible Securities) due over the succeeding four Fiscal Quarters, whether or not actually paid during such period in each case for Company and its Subsidiaries for such period.

(c)                                  Section 1.1 is amended by amending and restating clause (iv) of the definition of Permitted Acquisition in its entirety as follows:

“(iv)                        in the case of a Permitted Acquisition in which the Purchase Price (as defined in Section 6.8) is greater than $50.0 million, Company shall have delivered to Administrative Agent at least ten (10) Business Days prior to such proposed acquisition, all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition;”

(d)                                 Section 1.1 is amended by amending and restating the definition of Revolving Credit Commitment in its entirety as follows:

“Revolving Credit Commitment” means the commitment of a Lender to make or otherwise fund a Revolving Credit Loan and “Revolving Credit Commitments” means the Revolving Credit Commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Credit Commitment is set forth on Appendix A, subject to any adjustment or reduction pursuant to the terms and conditions hereof, provided, however, that at any time the aggregate face amount of receivables sold by Company and the Guarantors pursuant to Section 6.8(e) and outstanding shall exceed (A) if the aggregate Current Book Value is equal to or greater than $300 million, the greater of (x) $200 million or (y) 40% of the Current Book Value or (B) if the aggregate Current Book Value is less than $300 million, 40% of the Current Book Value, the aggregate amount of the Revolving Credit Commitments for the purposes of making Loans or issuing Letters of Credit shall be $0 (it being understood that the Revolving Commitments, if reduced to $0, shall be reinstated to the amounts existing prior to such reduction at the time the aggregate amount of receivables sold by Company and the Guarantors pursuant to Section 6.8(e) and outstanding shall be less than the amounts set forth in the foregoing proviso).

3. Amendment to Section 6.2.  Section 6.2 is amended by deleting the word “and” at the end of clause (dd) thereof, deleting the period at the end of clause (ee) thereof and replacing it with a “; and” and by adding a new clause (ff) as follows:

  “(ff)                    Liens on accounts of an account debtor, including all Liens and property subject thereto from time to time purporting to secure payment of a receivable, all guaranties, insurance and other agreements or arrangements from time to time supporting or securing payment of a receivable, and all books, records and other information relating to a receivable and the related account debtor, and the proceeds of all of the foregoing, in each case with respect to receivables sold pursuant to Section 6.8(e) and securing the obligations of Company or any Guarantor pursuant to agreements entered into for the sale of receivables pursuant to Section 6.8(e).

4. Conditions Precedent.  This Amendment shall become effective upon the satisfaction of each of the following conditions precedent:

 The Administrative Agent shall have received evidence that this Amendment has been duly executed and delivered by the Company, the Guarantors and the Requisite Lenders.

 The representations and warranties contained herein and in the Credit Agreement shall be true and correct in all material respects as of the date hereof as if made on the date hereof (except for those which by their terms specifically refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

No Default or Event of Default shall have occurred and be continuing after giving effect to this Amendment.

5. Representations and Warranties.  The Company hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof and after giving effect to this Amendment, (a) all representations and warranties set forth in the Credit Agreement are true and correct in all material respects as if made again on and as of such date (except for those which by their terms specifically refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (b) no Default or Event of Default has occurred and is continuing and (c) the Credit Agreement (as amended by this Amendment) and all other Credit Documents are and remain legal, valid, binding and enforceable obligations of the Credit Parties in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

6. Survival of Representations and Warranties.  All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or the Lenders shall affect the representations and warranties or the right of the Administrative Agent or the Lenders to rely upon them.  If any representation or warranty made in this Amendment is false in any material respect when made, then such shall constitute an Event of Default under the Credit Agreement.

7. Reference to Agreement.  Each of the Credit Documents, including the Credit Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such

Credit Documents to the Credit Agreement, whether direct or indirect, shall mean a reference to the Credit Agreement as amended hereby.  This Amendment shall constitute a Credit Document.

8. Costs and Expenses.  The Company shall pay on demand all reasonable costs and expenses of the Administrative Agent (including the reasonable fees, costs and expenses of counsel to the Administrative Agent) incurred in connection with the preparation, execution and delivery of this Amendment.

9. Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

10. Execution.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of an manually executed counterpart of this Amendment.

11. Limited Effect.  This Amendment relates only to the specific matters expressly covered herein, shall not be considered to be a waiver of any rights or remedies any Lender or Agent may have under the Credit Agreement or under any other Credit Document, and shall not be considered to create a course of dealing or to otherwise obligate in any respect any Lender or Agent to execute similar or other consents under the same or similar or other circumstances in the future.

12. Ratification by Guarantors.  Each of the Guarantors acknowledges that its consent to this Amendment is not required, but each of the undersigned nevertheless does hereby agree and consent to this Amendment and to the documents and agreements referred to herein.  Each of the Guarantors agrees and acknowledges that (a) notwithstanding the effectiveness of this Amendment, such Guarantor’s Guaranty shall remain in full force and effect without modification thereto and (b) nothing herein shall in any way limit any of the terms or provisions of such Guarantor’s Guaranty or any other Credit Document executed by such Guarantor (as the same may be amended from time to time), all of which are hereby ratified, confirmed and affirmed in all respects.  Each of the Guarantors hereby agrees and acknowledges that no other agreement, instrument, consent or document shall be required to give effect to this Section 12.  Each of the Guarantors hereby further acknowledges that Company, Administrative Agent, Collateral Agent and any Lender may from time to time enter into any further amendments, modifications, terminations and/or waivers of any provision of the Credit Documents without notice to or consent from such Guarantor and without affecting the validity or enforceability of such Guarantor’s Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of such Guarantor’s Guaranty.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

SANMINA-SCI CORPORATION,
a Delaware corporation

By:	/S/ WALTER BOILEAU
Name: Walter Boileau
Title: VP and Treasurer

GUARANTORS:

HADCO CORPORATION
HADCO SANTA CLARA, INC.
SCI TECHNOLOGY, INC.
VIKING INTERWORKS INC.
COMPATIBLE MEMORY, INC.
SCI SYSTEMS, INC.
SANMINA-SCI SYSTEMS (ALABAMA) INC.
SANMINA-SCI SYSTEMS HOLDINGS, INC.
INTERAGENCY, INC.
SANMINA-SCI SYSTEMS ENCLOSURES (DENTON) INC.
SCIMEX, INC.
NEWISYS, INC.
SANMINA-SCI ENCLOSURES USA INC.
SANMINA-SCI USA, INC.

All By:	/S/ WALTER BOILEAU
Name: Walter Boileau
Title: VP and Treasurer

SCI PLANT No. 5, L.L.C.

By:

SANMINA-SCI SYSTEMS (ALABAMA) INC.,
its Sole Member

By:	/S/ WALTER BOILEAU
Name: Walter Boileau
Title: VP and Treasurer

SCI PLANT No. 22, L.L.C.

By:

SCI TECHNOLOGY, INC.,
its Sole Member

By:	/S/ WALTER BOILEAU
Name: Walter Boileau
Title: VP and Treasurer

SANMINA GENERAL, L.L.C.
SANMINA LIMITED, L.L.C.

All by:

SANMINA-SCI CORPORATION,
their Sole Member

By:	/S/ WALTER BOILEAU
Name: Walter Boileau
Title: VP and Treasurer

SANMINA TEXAS, L.P.

By:	SANMINA GENERAL, L.L.C.,
its General Partner

	By:	SANMINA-SCI CORPORATION,
its Sole Member

	By:	/S/ WALTER BOILEAU
Name: Walter Boileau
Title: VP and Treasurer

ADMINISTRATIVE AGENT
AND LENDER:

BANK OF AMERICA, N.A.

By:	/S/ SUGEET MANCHANDA MADAN
Name: Sugeet Manchanda Madan
Title: Senior Vice President

COLLATERAL AGENT:

CITIBANK, N.A.

By:	/S/ MIRIAM Y. MOLINA
Name: Miriam Y. Molina
Title: Vice President

LENDERS:

CITICORP USA, INC.

By:	/S/ SEAN KLIMCHALK
Name: Sean Klimchalk
Title: Vice President

THE BANK OF NOVA SCOTIA

By:	/S/ MARK SPARROW
Name: Mark Sparrow
Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION

By:	/S/ RAED ALFAYOUMI
Name: Raed Alfayoumi
Title: Vice President

SUNTRUST BANK

By:	/S/ ROBERT BUGBEE
Name: Robert Bugbee
Title: Director

WELLS FARGO BANK, N.A.

By:	/S/ ANDREW CHANG
Name: Andrew Chang
Title: AVP

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title: